UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 2, 2016 (April 30, 2016)

DELTA TUCKER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-173746	27-2525959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Old Meadow Road

McLean, Virginia 22102

(Address of Principal Executive Offices)

(571) 722-0210

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Support Agreement

On April 30, 2016, DynCorp International Inc. (“DynCorp International”), a wholly owned subsidiary of Delta Tucker Holdings, Inc., (“Holdings” and, together with DynCorp International and other consolidated subsidiaries of Holdings, the “Company,” “we,” “our,” or “us,”), entered into a support agreement (the “Support Agreement”) with certain holders (the “Supporting Holders”) of DynCorp International’s 10.375% Senior Notes due 2017 (the “Existing Notes”), which collectively held, as of such date, approximately $313.5 million aggregate principal amount of Existing Notes (approximately 69% of the aggregate principal amount outstanding).

The Support Agreement was entered into in connection with DynCorp International’s (1) offer to exchange (the “Exchange Offer”) any and all of its outstanding $455,000,000 principal amount of Existing Notes for $45,000,000 cash and up to $410,000,000 principal amount of newly issued 11.875% Senior Secured Second Lien Notes due 2020 of DynCorp International (the “New Notes”), which will be guaranteed, jointly and severally, by Holdings, and by subsidiaries of DynCorp International that currently guarantee the Existing Notes and the senior secured credit facility, dated as of July 7, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Senior Credit Facility”) among DynCorp International, Holdings, the subsidiary guarantors party thereto, Bank of America, N.A., in its capacity as administrative agent, collateral agent, L/C issuer and swing line lender (the “Agent”), and the other parties thereto, and will be secured by second-priority liens on substantially all of DynCorp International’s and each guarantor’s existing and after-acquired assets, which assets secure the Senior Credit Facility on a first-lien basis (subject to exceptions described in the offering memorandum and consent solicitation statement, dated May 2, 2016 (the “Offering Memorandum”)) and (2) related solicitation (the “Consent Solicitation”) of consents (“Consents”) from holders of Existing Notes to the proposed amendments to the indenture governing the Existing Notes, dated as of July 7, 2010, as supplemented as of August 17, 2012 (the “Existing Indenture”), among DynCorp International, the guarantors party thereto and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”). The Exchange Offer is open to all holders of the Existing Notes.

The Exchange Offer and related Consent Solicitation are elements of a comprehensive refinancing of our outstanding secured and unsecured indebtedness to extend existing maturities (the “Refinancing Transactions”). As part of the Refinancing Transactions, on April 30, 2016, the Company entered into Amendment No. 5 and Waiver (the “New Senior Credit Facility”) to the Senior Credit Facility. The New Senior Credit Facility is described below under “—New Senior Credit Facility.” In addition, on April 30, 2016, DynCorp Funding LLC, a limited liability company managed by Cerberus Capital Management, L.P. (“Cerberus”), our equity sponsor, delivered to us a commitment letter (the “Cerberus Investment Commitment Letter”) to provide $30 million (the “Cerberus Investment”) of third-lien secured loans (the “Cerberus 3L Notes”) upon satisfaction of certain conditions, including consummation of the Exchange Offer. The Cerberus 3L Notes are described below under “—Cerberus 3L Notes.” The consummation of each of the elements of the Refinancing Transactions is a condition to the Exchange Offer and vice versa.

Pursuant to the Support Agreement, the Supporting Holders agreed to tender (or cause to be tendered) in the Exchange Offer their Existing Notes (or any Existing Notes acquired prior to 5:00 P.M., New York City Time, on the later of (1) the fifth business day following the date that Holdings files its First Quarter 2016 Form 10-Q and (2) May 13, 2016, (as may be extended, the “Early Delivery Time”) in exchange for cash and New Notes and deliver (or cause to be delivered) Consents in respect of the Consent Solicitation prior to the Early Delivery Time, and to the extent any Existing Notes are acquired by the Supporting Holders after the Early Delivery Time and prior to 5:00 p.m., New York City time, June 10, 2016 (as may be extended, the “Expiration Time”), such Supporting Holders have agreed to tender (or cause to be tendered) such Existing Notes in the Exchange Offer. Each Supporting Holder also agreed to use commercially reasonable effort to support and complete the Refinancing Transactions and take any and all appropriate actions in its capacity as a holder of Existing Notes and as a lender under the Senior Credit Facility, if applicable, as may be reasonably necessary to consummate the Refinancing Transactions, and not to take any action, directly or indirectly, inconsistent with its obligations under the Support Agreement, the Refinancing Transaction or related documents, including any actions, if applicable, in such Supporting Holder’s capacity as a lender under the Senior Credit Facility. Supporting Holders may transfer their Existing Notes so long as the transferee agrees to be bound by the terms and conditions of the Support Agreement.

The obligations of the Supporting Holders to tender their Existing Notes in the Exchange Offer under the Support Agreement are subject to certain conditions which include (1) the Support Agreement is in full force and effect and has not terminated in accordance with its terms, (2) the absence of any injunctions, litigation or laws that would prohibit or prevent the closing of the Exchange Offer, (3) the truth and accuracy of the representations and warranties of DynCorp International in all material respects on the date of the Support Agreement and the launch date of the Exchange Offer, (4) no Change of Control (as defined in the Existing Indenture), merger, consolidation, sale of all or substantially all of the assets of Holdings or DynCorp International shall have occurred, (5) no voluntary or involuntary bankruptcy proceedings have been initiated by or against Holdings, DynCorp International or any of their direct or indirect parents or significant subsidiaries and no receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, DynCorp International or any of their direct or indirect parents or significant subsidiaries or for a substantial part of the property or assets of Holdings or DynCorp International or any of their direct or indirect parents or significant subsidiaries shall have been appointed; provided that if involuntary bankruptcy proceedings initiated against Holdings, DynCorp International or any of their direct or indirect parents or significant subsidiaries are dismissed within 60 days of the initiation of such involuntary proceedings, this Tender Condition (as defined below) shall be deemed to be satisfied; provided that Holdings and DynCorp International shall, and shall cause any of their direct or indirect significant subsidiaries that are subject to such involuntary proceedings to, seek and/or take any such actions available to move for dismissal of such involuntary proceedings as soon as practically possible, (6) no material default or event of default under the Existing Notes or other indebtedness of Holdings or DynCorp International or their direct or indirect parents or significant subsidiaries having an aggregate principal amount outstanding in excess of $25.0 million, except any material event of default that can be cured, which Holdings or DynCorp International, as applicable, promptly cures or causes to be cured within the applicable cure period under the Existing Notes or such other indebtedness or, following the expiration of such cure period, that the relevant lenders have not then waived and (7) the terms relating to the Exchange Offer contained in the Offering Memorandum, the related Letter of Transmittal and Consent, dated May 2, 2016 (the “Letter of Transmittal”) and other related documents used by DynCorp International in the Exchange Offer shall be on the terms contained in the Support Agreement, except as provided therein (collectively, the “Tender Conditions”).

Holdings and DynCorp International have agreed to withdraw the Exchange Offer and Consent Solicitation in the event the Support Agreement is terminated in accordance with its terms or in the event that on any day while the Exchange Offer is outstanding, any of the Tender Conditions would no longer be able to be satisfied (and not susceptible to cure or redress using commercially reasonable efforts) or waived in accordance with the Support Agreement.

The obligation of DynCorp International to consummate the Exchange Offer is subject to certain conditions which include, among other things, that the Support Agreement is in full force and effect and has not been terminated in accordance with its terms and the valid tender and acceptance by DynCorp International of at least $409.5 million (or 90%) aggregate principal amount of Existing Notes in the Exchange Offer (the “Minimum Condition”). In addition, DynCorp International has agreed not to consummate the Exchange Offer without the consummation of the other transactions that comprise the Refinancing Transactions, including (i) the occurrence of the effectiveness of the Extended Revolving Credit Facility (as defined below), (ii) the issuance of the New Term Loan Facility (as defined below), (iii) the effectiveness of the New Senior Credit Facility and the closing thereunder, (iv) the consummation of the Cerberus Investment and (v) the execution and delivery of an intercreditor agreement, to be entered into by the collateral agent under the New Notes, the trustee under the New Notes, the Agent under the New Senior Credit Facility, and the lenders under the Cerberus 3L Notes (or a collateral agent on behalf of lenders thereunder) (the “Intercreditor Agreement”). The relative priority of the liens afforded to the New Term Loan Facility (which shall be equal in priority to the Extended Revolving Credit Facility), New Notes and Cerberus 3L Notes will be set forth in the Intercreditor Agreement to be entered into by the collateral agent under the New Notes, the trustee under the New Notes, the agent and the collateral agent under the New Senior Credit Facility and the lenders under the Cerberus 3L Notes (or a collateral agent on behalf of lenders thereunder).

The Support Agreement also provides that DynCorp International may not make any modifications or amendments to the Exchange Offer other than (1) modifications that are technical or conforming in nature and would not adversely affect the terms of, or security for, the New Notes or affect any Supporting Holders in their capacity as holders of the Existing Notes, or, if applicable, in such Supporting Holder’s capacity as a lender under the Senior Credit Facility, (2) any modifications that do not change any term or condition that is set forth in the Support

Agreement or the terms of, or security for, the New Notes and would not materially and adversely affect any Supporting Holders in their capacity as holders of the Existing Notes or the New Notes or, if applicable, in such Supporting Holder’s capacity as a lender under the Senior Credit Facility and (3) any modifications to the terms of the Extended Revolving Credit Facility and the New Term Loan Facility approved by DynCorp International and the requisite lenders thereunder that would not materially and adversely affect any Supporting Holders in their capacity as holders under the Existing Notes or the New Notes, or, if applicable, in such Supporting Holder’s capacity as a lender under the Senior Credit Facility (collectively, the “Permitted Modifications”). In addition, for modifications or waivers that are not Permitted Modifications, Supporting Holders holding more than 66 2⁄3% in aggregate principal amount of the Existing Notes held by Supporting Holders party to the Support Agreement as of the date thereof (the “Requisite Supporting Holders”) must approve any other modification or waiver. Notwithstanding the foregoing, and as set forth in further detail in the Support Agreement, any of the following modifications will not be effective unless all of the Supporting Holders approve of such modifications: (1) interest rate on the New Notes or payment terms with respect to interest on the New Notes; (2) timing or amounts of (a) required payments of principal of or premium on the New Notes or (b) required offers to purchase or redeem New Notes; (3) timing or amounts of other payment obligations under the New Notes or the New Notes Indenture; (4) the collateral securing the New Notes; (5) guarantees of the New Notes; (6) priority of the New Notes; (7) timing or amounts of other payments obligations under the Cerberus 3L Notes; and (8) priority of the Cerberus 3L Notes.

Pursuant to the terms of the Support Agreement, if the Minimum Condition or any other condition to the Exchange Offer is not satisfied at 5:00 p.m., New York City time, June 10, 2016 (the “Initial Exchange Offer Expiration Time”), then DynCorp International may exercise its right to extend the Expiration Time for a period that is no longer than 10 calendar days from the date of the Initial Exchange Offer Expiration Time, subject to applicable law.

Unless otherwise agreed by the Supporting Holders, DynCorp International and Holdings, the Support Agreement will terminate upon the earliest to occur of (i) a Termination Event (as defined below), (ii) June 30, 2016, if the Exchange Offer shall not have been consummated by such date, and (iii) the breach in any material respect of a representation, covenant or obligation contained in the Support Agreement by DynCorp International or Holdings that remains uncured for 10 days after the delivery of a written notice of termination by the Requisite Supporting Holders. In the event that the Requisite Supporting Holders deliver such a notice, DynCorp International shall not consummate the Exchange Offer or Consent Solicitation unless the breach to which such notice relates has been cured.

The Support Agreement will terminate automatically upon the earlier to occur of, among other things (the “Automatic Termination Events”), (1) any voluntary or involuntary bankruptcy proceedings initiated by or against Holdings or DynCorp International or any of their direct or indirect parents or significant subsidiaries or the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or DynCorp International or any of their direct or indirect parents or significant subsidiaries or for a substantial part of the property or assets of Holdings or DynCorp International or any of their direct or indirect parents or significant subsidiaries; provided that in the case of involuntary bankruptcy proceedings initiated against Holdings or DynCorp International or any of their direct or indirect parents or significant subsidiaries, such involuntary proceedings shall have continued without dismissal for at least 60 days, (2) the fifth business day following the termination of the Exchange Offer by DynCorp International in accordance with the Support Agreement, provided that the Exchange Offer has not recommenced within five business days, and (3) any court of competent jurisdiction or other competent governmental or regulatory authority issuing an order making illegal or otherwise restricting, preventing or prohibiting the Exchange Offer in a way that cannot be reasonably remedied by DynCorp International within 45 days after the issuance of such order.

In addition, each Supporting Holder has the right to terminate the Support Agreement as to itself upon the occurrence of any material default or event of default under the Existing Notes or other indebtedness of DynCorp International or its direct or indirect parents or significant subsidiaries having an aggregate principal amount outstanding in excess of $25.0 million, except any event of default that can be cured, which such defaulting entity promptly cures within the applicable cure period under the Existing Notes or such other indebtedness or, following the expiration of such a cure period that the Requisite Supporting Holders (as defined below) have not waived at the time of termination by a Supporting Holder (“Non-Automatic Termination Events” and, together with the Automatic Termination Events, the “Termination Events”).

The Support Agreement also contains mutual release provisions for the benefit of the parties thereto relating to the Refinancing Transactions that would be effective solely upon, and contingent upon, the consummation of the Refinancing Transactions.

Pursuant to the Support Agreement, DynCorp International has agreed to pay the reasonable fees and documented expenses of Stroock & Stroock & Lavan LLP (“Stroock”), counsel to the Supporting Holders, incurred in connection with the Support Agreement, the Exchange Offer and Consent Solicitation and the Refinancing Transactions, pursuant to the terms of an engagement letter entered into by DynCorp International and Stroock.

New Senior Credit Facility

On April 30, 2016, we entered into the New Senior Credit Facility. Pursuant to the New Senior Credit Facility, required lenders under the Senior Credit Facility agreed to waive Holdings’, DynCorp International’s and their subsidiaries’ requirement to comply with the covenant that the Company’s annual financial statements include a report from its independent registered public accounting firm without a qualification as to the Company’s ability to continue as a going concern until the earlier of the effectiveness of the New Senior Credit Facility (at which time the waiver of this requirement for the fiscal year ended December 31, 2015 would become permanent) and June 30, 2016 (the “Senior Credit Facility Waiver”).

During the effectiveness of the Senior Credit Facility Waiver, unless the effectiveness of the New Senior Credit Facility has occurred, the aggregate amount of outstanding revolving loans and letters of credit may not exceed 50% of the aggregate revolving credit commitments under the Senior Credit Facility. In addition, during the waiver period, any proceeds of revolving loans may only be used for working capital purposes and in the ordinary course of business for other general corporate purposes. The Company may not use the proceeds of revolving loans for dividends, prepayments of any junior debt or acquisition financing. Upon the satisfaction of certain conditions, including consummation of the Refinancing Transactions, the New Senior Credit Facility shall become effective, and the Senior Credit Facility Waiver will become permanent. Pursuant to the terms of the Senior Credit Facility, among other things, the maturity of certain of the revolving credit commitments shall be extended into the Extended Revolving Credit Facility and certain lenders will provide the New Term Loan Facility, the proceeds of which will be used to repay the existing term loans under the Senior Credit Facility in full.

The credit facilities under the New Senior Credit Facility (the “Credit Facilities”) will consist of:

•	a $207.3 million New Term Loan Facility (the “New Term Loan Facility”);

•	a $24.8 million class A revolving facility, with commitments to terminate on July 7, 2016, as more fully described below;

•	a $107.3 million class B revolving facility, provided that each revolving lender’s class B revolving facility commitment shall be reduced by 20% on June 24, 2016 (or if the effective date of the New Senior Credit Facility occurs after June 24, 2016, on the effective date of the New Senior Credit Facility), unless such lender declines such reduction (the “Extended Revolving Credit Facility”); and

•	up to $15 million in incremental revolving facilities provided by and at the discretion of certain non-debt fund affiliates that are controlled by Cerberus, which shall rank pari passu with, and be on the same terms as, the class B revolving facility.

The term loans under the New Senior Credit Facility will be subject to a fee in the amount of 700 bps, and each of the lenders holding class B revolving facility commitments on the effective date of the New Senior Credit Facility will be paid an upfront fee equal to 2.00% of the class B revolving facility commitment held by such lender. Availability under the class B revolving facility during the two years immediately after the effectiveness of the New Senior Credit Facility will be subject to a condition that, if, at the time of a request for revolving loans or an issuance of a letter of credit, the aggregate principal amount of revolving loans plus the face amount of outstanding letters of credit exceeds 50% of the aggregate amount of class B revolving facility commitments at such time, the aggregate amount of unrestricted cash and cash equivalents of DynCorp International and its subsidiaries (giving pro forma effect to requested revolving loans and any application of proceeds thereof or other cash on hand) may not exceed $60 million.

Interest Rate and Fees

The interest rate per annum applicable to the term loans will be, at our option, equal to either a base rate or a eurocurrency rate for a one-, two-, three- or six-month interest period, or a twelve-month period, if available from all relevant lenders, in each case, plus (i) 5.00% in the case of base rate loans and (ii) 6.00% in the case of eurocurrency loans. The interest rate per annum applicable to the class A revolving loans will be, at our option, equal to either a base rate or a eurocurrency rate for a one-, two-, three- or six-month interest period, or a twelve-month period, if available from all relevant lenders, in each case, plus (i) a range of 3.00% to 3.50% based on the secured leverage ratio of DynCorp International in the case of base rate loans and (ii) a range of 4.00% to 4.50% based on the secured leverage ratio of DynCorp International in the case of eurocurrency loans. The interest rate per annum applicable to the class B revolving loans will be, at our option, equal to either a base rate or a eurocurrency rate for a one-, two-, three- or six-month interest period, or a twelve-month period, if available from all relevant lenders, in each case, plus (i) a range of 4.50% to 5.00% based on the first-lien secured leverage ratio of DynCorp International in the case of base rate loans and (ii) a range of 5.50% to 6.00% based on the first-lien secured leverage ratio of DynCorp International in the case of eurocurrency loans. Eurocurrency loans are based on LIBOR and shall be no lower than 1.75%. The base rate means the greater of (i) Bank of America’s prime rate and (ii) one-half of 1.0% over the weighted average of rates on overnight Federal Funds as published by the Federal Reserve Bank of New York; however, in no event shall the base rate be lower than the applicable eurocurrency rate plus 1.00%.

In addition to paying interest on outstanding principal under the Credit Facilities, we will be required to pay a commitment fee to the lenders under the revolving credit facilities at a rate equal to 0.50% to 0.75% per annum based on the first-lien secured leverage ratio or secured leverage ratio of DynCorp International, as applicable, on the undrawn amount of the facility. We will also pay customary letter of credit and agency fees.

Prepayments

The New Term Loan Facility will require us to prepay outstanding term loans, subject to certain exceptions, with:

•	100% of excess cash flow (as defined in the New Senior Credit Facility) less the amount of certain voluntary prepayments as described in the New Senior Credit Facility; and

•	100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 6 months (and, if committed to be so reinvested, actually reinvested within 12 months).

We will be permitted to voluntarily repay outstanding loans under the New Senior Credit Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans.

Maturity and Amortization

We will be required to make amortization payments with respect to the term loans of $22.5 million on or prior to the first anniversary of the effectiveness of the New Senior Credit Facility and $22.5 million on or prior to the second anniversary of the effectiveness of the New Senior Credit Facility, which amounts may be reduced as a result of the application of prepayments, with the remaining amount payable on July 7, 2020; provided that, if on May 8, 2017, any Existing Notes are outstanding, unless the maturity date of all of the Existing Notes has been extended to a date that is at least 91 days after July 7, 2020, the principal amounts outstanding under the New Term Loan Facility will be due and payable in full on, and the commitments in respect thereof will terminate on, May 8, 2017.

Principal amounts outstanding under the class A revolving facility will be due and payable in full on, and the commitments in respect thereof will terminate on, July 7, 2016, and principal amounts outstanding under the class B revolving facility will be due and payable in full on, and the commitments in respect thereof will terminate on, July 7, 2019; provided that, with respect to the class B revolving facility, if on May 8, 2017, any Existing Notes are outstanding, unless the maturity date of all of the Senior Notes has been extended to a date at least 91 days after July 7, 2020, the principal amounts outstanding under the class B revolving facility will be due and payable in full on, and the commitments in respect thereof will terminate on, May 8, 2017.

Guarantee and Security

The guarantors of the obligations under the New Senior Credit Facility will be identical to those under the Senior Credit Facility and the New Notes. The New Senior Credit Facility will be secured by the same collateral securing the Senior Credit Facility and the New Notes.

Certain Covenants and Events of Default

The New Senior Credit Facility will contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of Holdings and our subsidiaries, to:

•	incur additional indebtedness;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	sell assets;

•	engage in mergers or acquisitions;

•	pay dividends and make distributions or repurchase capital stock;

•	repay certain other indebtedness;

•	enter into agreements that restrict the ability of our subsidiaries to pay dividends;

•	engage in certain transactions with affiliates;

•	change the business conducted by Holdings, us or our subsidiaries;

•	amend our organizational documents;

•	change our accounting policies or reporting practices or our fiscal year; and

•	make capital expenditures.

In addition, the New Senior Credit Facility will require us to maintain a maximum total leverage ratio and a minimum interest coverage ratio. The New Senior Credit Facility will also require, solely for the benefit of the lenders under the Extended Revolving Credit Facility, for us to maintain minimum liquidity as of the end of each fiscal quarter of not less than $60 million through the fiscal quarter ending December 31, 2017, and of not less than $50 million thereafter.

The New Senior Credit Facility will also contain customary representations and warranties, affirmative covenants and events of default.

Cerberus 3L Notes

As part of the Refinancing Transactions, on April 30, 2016, DynCorp Funding LLC, a limited liability company managed by Cerberus, delivered to us the Cerberus Investment Commitment Letter to provide $30 million of the Cerberus 3L Notes upon satisfaction of certain conditions, including consummation of the Exchange Offer. We expect that the proceeds of the Cerberus 3L Notes will be used by DynCorp International solely to pay fees and expenses (including out-of-pocket expenses) in support of or related to the Company’s Global Advisory Group until the date that is two years after the funding of the Cerberus 3L Notes and, thereafter, for working capital and general corporate purposes.

Interest Rate and Fees

We expect the interest rate per annum applicable to the Cerberus 3L Notes will be 5.00%, payable in kind on a quarterly basis.

Prepayments

We expect that the Cerberus 3L Notes will not require any mandatory prepayments, and, subject to the terms of the Intercreditor Agreement, that we will be permitted to voluntarily repay outstanding loans under the Cerberus 3L Notes without premium or penalty.

Maturity and Amortization

We expect that the Cerberus 3L Notes will not require any mandatory amortization payments prior to maturity, and that the outstanding principal amounts shall be payable on the tenth anniversary of the funding of the Cerberus 3L Notes.

Ranking, Guarantee and Security

We expect that the obligations under the Cerberus 3L Notes will be subordinated in right of payment to the obligations under the Credit Facilities and the New Notes pursuant to the terms of the Intercreditor Agreement. We expect that the Cerberus 3L Notes will be guaranteed by Holdings and DynCorp International’s subsidiaries that guarantee the Credit Facilities under the New Senior Credit Facility, and, in each case, such guarantees will be subordinated in right of payment to the guarantees by such entities of the New Senior Credit Facility and the New Notes. We expect that the Cerberus 3L Notes will also be secured, on a third priority basis, by the same collateral that secures the Credit Facilities under the New Senior Credit Facility and the New Notes.

Certain Covenants and Events of Default

We expect that the Cerberus 3L Notes will include covenants consistent with the covenants set forth in the New Notes; provided that each “basket” or “cushion” set forth in the covenants shall be at least 25% less restrictive than the corresponding provision set forth in the New Notes.

The Cerberus 3L Notes will also contain customary representations and warranties and events of default, but will not contain any financial maintenance covenants.

Item 7.01	Regulation FD Disclosure.

The following information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act except as expressly set forth by specific reference in such a filing.

LOGCAP IV

We have received a series of audit reports from the Defense Contract Audit Agency (“DCAA”) related to their examination of certain incurred, invoiced and reimbursed costs on the Logistics Civil Augmentation Program (“LOGCAP IV”). We have recently received two draft Form 1s from the DCAA questioning approximately $48.0 million in costs, and we believe more could be issued in the future. Over the past several years, we have been successful in working with the DCAA, the Defense Contract Management Agency and our customer in resolving matters included in Form 1s as well as other transmittals. Specific to the LOGCAP IV audit reports, we have provided responses to the DCAA that have articulated our position on each issue and have attempted to answer their questions and provide clarification of the facts to resolve the issues raised. We are currently in the process of reviewing and responding to the draft Form 1s recently received. While we believe that if final Form 1s are received we will be successful in defending our position, there can be no guarantees that we will be able to address all their concerns or avoid financial loss.

INL Air Wing

As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016 (the “2015 Annual Report”), we have been engaged in a recompete process related to the Bureau for International Narcotics and Law Enforcement Affairs, Office of Aviation (“INL Air Wing”) contract. As stated in the 2015 Annual Report, in October 2015, we received notification of a new competitive range decision that reinstated our proposal back into the competitive range for the recompete regarding services after October 2016.

Most recently, the Department of State notified us that they have closed discussions and have requested our final proposal by May 4, 2016. If we do not win the recompete on the INL Air Wing contract, it would adversely affect our operating results, financial performance and cash flows. In addition, if the failure to win the recompete for the INL Air Wing contract results in a “Material Adverse Effect” as defined under the New Senior Credit Facility, then the lenders under the New Senior Credit Facility may not be required to fund their commitments under the Extended Revolving Credit Facility, or if such event occurs prior to the closing of the Exchange Offer, to fund the New Term Loan Facility.

Commencement of Exchange Offer and Consent Solicitation

On May 2, 2016, DynCorp International issued a press release announcing the commencement of the Exchange Offer and Consent Solicitation with respect to the outstanding Existing Notes as described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In connection with the Exchange Offer and Consent Solicitation, we filed a Form T-3 with the Securities and Exchange Commission that attached the Offering Memorandum and related Letter of Transmittal as exhibits. Additional information regarding us, the Refinancing Transactions and materials for holders of Existing Notes is included in the Form T-3 and the Offering Memorandum.

Cautionary Note Regarding Forward Looking Statements

This Current Report on Form 8-K, including the exhibits, may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act and the Exchange Act. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, our 2016 outlook and estimated contract values are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: our ability to successfully implement the Refinancing Transactions, including the Exchange Offer and the Consent Solicitation; our substantial level of indebtedness, our ability to refinance or amend the terms of that indebtedness, and changes in availability of capital and cost of capital; the ability to refinance, amend or generate sufficient cash to repay our Senior Credit Facility, consisting of a term loan and revolver, maturing on July 7, 2016, or to refinance, amend or repay our other indebtedness which may force us to take other actions to satisfy our obligations under our indebtedness, which may not be successful; the future impact of mergers, acquisitions, divestitures, joint ventures or teaming agreements; the outcome of any material litigation, government investigation, government audit or other regulatory matters; restatement of our financial statements causing credit ratings to be downgraded or covenant violations under our debt agreements; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including any further changes to the sequestration that the United States Department of

Defense is currently operating under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, the INL Air Wing, LOGCAP IV contracts; the outcome of recompetes on existing programs, including but not limited to any upcoming recompetes on the INL Air Wing or War Reserve Materiel programs; changes in the demand for services provided by our joint venture partners; changes due to the pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities, including cyber security threats; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity contracts and indefinite quantity contracts; the timing or magnitude of any award, performance or incentives fees granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; decline in the estimated fair value of a reporting unit resulting in a goodwill impairment and a related non-cash impairment charged against earnings; changes in underlying assumptions, circumstances or estimates that may have a material adverse effect upon the profitability of one or more contracts and our performance; changes in our tax provisions or exposure to additional income tax liabilities that could affect our profitability and cash flows; uncertainty created by management turnover; termination or modification of key subcontractor performance or delivery; the ability to receive timely payments from prime contractors where we act as a subcontractor; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release issued by the Companies on May 2, 2016, furnished pursuant to Item 7.01 of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA TUCKER HOLDINGS, INC.

Date: May 2, 2016	By:	/s/ William T. Kansky
Name: William T. Kansky
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the Companies on May 2, 2016, furnished pursuant to Item 7.01 of this Current Report on Form 8-K.